For Immediate Release

WWE  & BOARD OF DIRECTORS ANNOUNCE NEW CO-CEOS

STEPHANIE MCMAHON AND NICK KHAN

Company Reports Preliminary Second Quarter 2022 Financial Results

STAMFORD, Conn., July 25, 2022 – WWE® (NYSE: WWE) and its Board of Directors today announced the appointment of Stephanie McMahon and Nick Khan as co-Chief Executive Officers. Ms. McMahon has also been appointed Chairwoman of the Board, and Mr. Khan will continue to serve as a member of the Board. These appointments follow Vince McMahon’s retirement announcement on Friday, July 22.

“We are grateful for the opportunity to lead WWE together with our unmatched management team,” said Ms. McMahon and Mr. Khan. “We recognize this is a tremendous opportunity and responsibility, and we look forward to serving the WWE Universe.”

Additionally, WWE executive Paul Levesque will assume all responsibilities related to WWE’s creative, in addition to his regular duties.

Below are preliminary financial results for the second quarter 2022. Further details regarding these matters can be found in the Form 8-K filed today by the Company with the SEC.

Preliminary Second Quarter 2022 Financial Results

Our financial statements for the quarter ended June 30, 2022 are not yet complete. Accordingly, we are presenting preliminary estimates of certain financial results that we expect to report for the quarter ended June 30, 2022. The preliminary financial results are subject to revision as we prepare our financial statements and disclosures for the quarter ended June 30, 2022, and such revisions may be significant. The preliminary financial results should not be viewed as a substitute for financial statements prepared in accordance with generally accepted accounting principles (“GAAP”). Based on the foregoing, the Company expects revenue, operating income and Adjusted OIBDA to be approximately $328 million, $70 million and $92 million, respectively, for the three months ended June 30, 2022. These amounts compare to revenue, operating income and Adjusted OIBDA of $266 million, $46 million and $68 million, respectively, for the three months ended June 30, 2021. Adjusted OIBDA for the three months ended June 30, 2022 is above the high end of the Company’s guidance range of $80 - $90 million.

Non-GAAP Measures

Adjusted OIBDA is a non-GAAP financial measure and may be different from similarly titled non-GAAP financial measures used by other companies. WWE views operating income as the most directly comparable GAAP measure. The Company defines Adjusted OIBDA as operating income excluding depreciation and amortization, stock-based compensation expense, certain impairment charges and other non-recurring material items that otherwise would impact the comparability of results between periods. Adjusted OIBDA includes amortization and depreciation expenses directly related to supporting the operations of our segments, including content production asset amortization, depreciation and amortization of costs related to content delivery and technology assets utilized for the WWE Network, as well as amortization of right-of-use assets related to finance leases of equipment used to produce and broadcast our live events. The Company believes the presentation of Adjusted OIBDA is relevant and useful for investors because it allows them to view the Company’s segment performance in the same manner as the primary method used by management to evaluate segment performance and to make decisions regarding the allocation of resources. Additionally, the Company believes that Adjusted OIBDA is a primary measure used by media investors, analysts and peers for comparative purposes.

The reconciliation of Adjusted OIBDA to Operating Income, the most directly comparable GAAP financial measure to Adjusted OIBDA, follows (in millions):

	Three Months Ended June 30,
	2022 (Preliminary)	2021
Adjusted OIBDA	$92.0	$68.1
Depreciation & amortization	(9.5)	(10.9)
Stock-based compensation	(11.0)	(2.8)
Other operating income items	(1.7)	(8.1)
Operating income (U.S. GAAP Basis)	$69.8	$46.3

About WWE

WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The Company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family-friendly entertainment on its television programming, premium live events, digital media, and publishing platforms. WWE’s TV-PG programming can be seen in more than 1 billion homes worldwide in 30 languages through world-class distribution partners including NBCUniversal, FOX Sports, BT Sport, Sony India, and Rogers. The award-winning WWE Network includes all premium live events, scheduled programming and a massive video-on-demand library and is currently available in more than 180 countries. In the United States, NBCUniversal’s streaming service, Peacock, is the exclusive home to WWE Network.

Additional information on WWE can be found at wwe.com and corporate.wwe.com.

Media Contact:
Chris Legentil

203-352-8793

Chris.Legentil@wwecorp.com

Investor Contact:

Seth Zaslow

203-352-1026

Seth.Zaslow@wwecorp.com

Trademarks: All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos, and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain statements that are forward-looking and are not based on historical facts. Statements in this press release that include the words “may,” “will,” “could,” “anticipate,” “plan,” “continue,” “project,” “intend,” “estimate,” “believe,” “expect,” “outlook,” “target,” “goal” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These statements relate to our future plans, objectives, expectations and intentions and are not historical facts and accordingly involve known and unknown risks and uncertainties and other factors that may cause the actual results or the performance by us to be materially different from future results or performance expressed or implied by such forward-looking statements. The forward-looking statements in this press release are subject to uncertainties relating to the management changes, including the departure of Vince McMahon from the Company and the appointment of Stephanie McMahon and Nick Khan as Co-Chief Executive Officers and our expected financial results for the quarter ended June 30, 2022, including our conclusions regarding the appropriate accounting treatment for the Unrecorded Expenses and our internal control over financial reporting.  Forward-looking statements made by WWE speak only as of the date made, are subject to change without any obligation on the part of WWE to update or revise them, and undue reliance should not be placed on these statements. For more information about risks and uncertainties associated with WWE’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of WWE’s SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q.